Exhibit 11

                        Computation of Earnings Per Share
                    (In thousands, except per share amounts)

                                                                                Year Ended
--------------------------------------------------  -------------------------------------------------------------------
                                                    September 28, 1997     September 29, 1996     October 1, 1995
Primary Average Shares Outstanding                          4,127                   4,142                  4,261
Net Effect of Dilutive Stock Options
     - based on the treasury stock method using
     average market price                                      --                      --                     --
                                                     ------------              ----------              ---------
Total                                                       4,127                   4,142                  4,261
                                                     ============              ==========              =========
Net Income (Loss)                                    $   ( 11,302)             $      110              $   2,757
                                                     ============              ===========             =========
Per Share Amount                                     $      (2.74)             $      .03              $    0.65
                                                     ============              ==========              =========
Fully Diluted Average Shares Outstanding                    4,127                   4,142                  4,261

Net effect of dilutive stock options based on the
     treasury stock method using the highest of the
     average market price for the period or the market
     price at the end of the period                            --                      --                     --
                                                     ------------              ----------              ---------
Total                                                       4,127                   4,142                  4,261
                                                     ============              ==========              =========
Net Income                                           $    (11,302)             $      110              $   2,757
                                                     ============              ==========              =========
Per Share Amount                                     $      (2.74)             $      .03              $    0.65
                                                     ============              ==========              =========


NOTE: Average shares outstanding used for earnings per share included in the Company's financial statements do not reflect the effect of the stock options granted since their effect is antidilutive.